UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 20, 2026, Ingles Markets, Incorporated, a North Carolina corporation, issued a press release, a copy of which immediately follows this page.

Important Additional Information

This communication relates to the solicitation of proxies by Ingles Markets, Incorporated, a North Carolina corporation (the “Company”) in connection with the Company’s 2026 annual meeting of shareholders (the “Annual Meeting”). This is a contested solicitation. On April 1, 2026, the Company filed with the Securities and Exchange Commission (“SEC”) and began mailing to shareholders of record as of March 12, 2026 a definitive proxy statement and WHITE universal proxy card in connection with the Annual Meeting.

BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT, THE WHITE UNIVERSAL PROXY CARD, AND ANY OTHER PROXY MATERIALS FILED BY THE COMPANY WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION.

Shareholders may obtain the Company’s definitive proxy statement, the WHITE universal proxy card, any amendments or supplements thereto, and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov. Copies are also available free of charge on the Company’s investor relations website under the “Corporate” tab at www.ingles-markets.com or by contacting Barbara Arnold.

The Company, its directors, and certain of its executive officers and employees may be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the identity of these participants and their direct or indirect interests in the solicitation is set forth in the Company’s definitive proxy statement filed with the SEC on April 1, 2026, and may be supplemented in other materials filed with the SEC in connection with the Annual Meeting.

Ingles Markets Issues Open Letter to Shareholders

Public Documents and the Sacklers’ Web of Trusts and Entities Show – Rory Held’s Loyalties Are Owed to the Sacklers

If Elected, We Believe Rory Held Would Have Conflicting Fiduciary Duties of Loyalty to the Sacklers and to Ingles Shareholders

Urges Shareholders to Vote “FOR” ONLY Ingles’ Director Candidates – Rebekah Lowe and Dwight Jacobs – on the WHITE Proxy Card

ASHEVILLE, N.C. – April 20, 2026 -- Ingles Markets, Incorporated (NASDAQ: IMKTA) today issued the following open letter to shareholders:

Dear Ingles Shareholders,

If you have been following the events of the last few weeks, you know that we at Ingles Markets have been working hard to elect our two qualified director nominees – Rebekah Lowe and Dwight Jacobs – and to assure that the Sacklers’ nominee Rory Held does not have the opportunity to damage our company.

Over the past two weeks, we have received heartwarming communications from several of long-term Ingles’ shareholders who recognize and appreciate the honorable way in which we have managed our business as well as the tremendous value we have created for all of our stakeholders. These supportive shareholders have also told us that they oppose Rory Held’s risky “financial engineering” agenda and fear the long-term damage it will likely cause.

Along the way, however, a few of our shareholders have asked us: “So, what is the harm in having a shareholder like Rory Held serve on our board?”

We think you deserve our answers to that question, and they are very simple:

•	Rory Held is not who Summer Road wants you to think he is, and they are hiding material information from shareholders about his role in the Sackler family.

•	His ideas regarding the management of Ingles’ real estate are dangerous, and it is clear that neither Summer Road nor Rory Held understand the grocery industry or Ingles’ business.

So, Who is Rory Held?

In their communications with our shareholders, Summer Road has made the following statements about Mr. Held:

“Our independent director candidate, Rory A. Held, is not a member of the Sackler family and has never worked with Purdue Pharma.”1

“Shareholders are voting to elect Mr. Held, an investment professional who has never worked for Purdue Pharma and who brings the perspective of an Ingles Class A owner to the Board.”2

These statements are consistent with others made by Summer Road throughout this process in which Mr. Held is characterized as just another ordinary investment professional trying to do his job. Summer Road has worked very hard to distance Mr. Held from the devastating conduct of the Sacklers and Purdue Pharma in causing the OxyContin opioid crisis. Indeed, until Ingles pointed it out, Summer Road never even mentioned Summer Road’s ties to the Sackler family or the fact that it is 100% owned by a former Co-Chairman of the Purdue Pharma Board of Directors.

But, in a time when public records are available to anyone, Summer Road and Rory Held can run, but they cannot hide – although they have tried. Summer Road has accused Ingles of not understanding public company governance. However, Ingles understands public company governance just fine; and we also understand the dangers of divided loyalties in a public company boardroom.

Rory Held’s Loyalties Are Owed to the Sacklers, Including the Former Co-Chairman of the Purdue Pharma Board of Directors.

Rory Held is Deeply Intertwined with the Sackler Family Trusts Used to Hold Funds Salvaged from the Purdue Pharma Bankruptcy.

As a Trustee for Several Sackler Family Trusts, Rory Held Has Legal Duties of Loyalty to the Sackler Family – These Duties Don’t Disappear Even if He Serves on the Ingles Board.

Summer Road Has Hidden Rory Held’s Years of Service and Loyalty to the Sacklers from Ingles and Ingles Shareholders.

As you will see, the story is a somewhat complicated one, buried in piles of legal documents, but the ending is clear. Rory Held is totally beholden to the Sackler family.

In April 2013, Rory Held joined Summer Road, which is the Florida family office of Richard Stephen Sackler, according to Held’s LinkedIn profile, as well as records filed with the SEC.3

Richard Sackler is the son of Raymond Sackler – one of three brothers who acquired Purdue Pharma in 1952 and served as co-chairman of the Company’s Board of Directors.4

1 https://www.sec.gov/Archives/edgar/data/50493/000092189526000929/ex1todfan14a14578002_040626.pdf
2 https://www.nasdaq.com/press-release/summer-road-responds-ingles-markets-error-filled-and-deliberately-misleading
3 Mr. Held lists his title on LinkedIn as executive vice president but SEC filings from 2016 list him as senior vice president. https://www.linkedin.com/in/rory-held-41a3a32/;
4 “Fund Tosses Family Over Opioids – Entities Tied to Sacklers, Who Control OxyContin Maker, Told to Redeem Their Investments,” The Wall Street Journal, March 8, 2019.

Summer Road is the family office of Richard Sackler. Summer Road was registered to conduct business in New York in January 2014 and in Florida in July 2019.5 In November 2019, an attorney for Richard Sackler’s son, David Sackler, filed a presentation6 that was addressed to Rep. Carolyn B Maloney, Chair of the Committee on Reform and Oversight of the U.S. House of Representatives. This presentation states that Richard Sackler, and the Estates of Beverly Sackler and Jonathan Sackler hold a 100% interest in Summer Road.

Summer Road is led by David Sackler, the son of Richard Sackler who was the Co-Chairman of Purdue Pharma during the years that led to the OxyContin scandal.7

In April 2013, Rory Held joined Summer Road as a Senior Vice President and Portfolio Manager.8,9 He has held the title Executive Vice President since at least July 2019, and in December 2023, he gained the additional title of Chief Investment Officer.

Rory Held is named as an Authorized Person and Executive Vice President of Summer Road in corporate records filed with the Florida Division of Corporations dating from 2019 through October 2025.

Summer Road is just one small part of the patchwork of trusts and entities formed by the Sacklers to shield their assets. But, the story gets more interesting, and you will see that Rory Held emerges as a central character.

Summer Road provides investment management services to Cap 1 LLC, which is wholly owned by Crystal Fiduciary Company LLC, as Trustees of the 1974 Irrevocable Trust A FBO BS and RSS, a Sackler family-controlled trust.10

Rory Held is identified in Purdue Pharma Chapter 11 Bankruptcy court filings as a director, manager or officer of several major Raymond Sackler family entities:11

5 The company’s mailing address on corporate filings in Florida is 14000 Quail Springs Pkwy, Suite 2200, Oklahoma City, Oklahoma 73134. This is the address of the Richard Sackler Family Foundation.
6 https://www.judgeforyourselves.info/wp-content/uploads/2021/04/2021.04.08-Response-from-Side-B-Former-Directors-to-March-11-Letter.pdf
7 Richard Sackler is a past president and co-chairman of Purdue and his son David Sackler is a former Purdue board member. David Sacker co-founded the hedge fund Moab Capital Partners with a former colleague from Perry Capital, in which members of the Sackler family have invested. Summer Road is named for a street near the Alta ski resort in Utah, near where members of the Sackler family own a home that is the site of family gatherings. “Fund Tosses Family Over Opioids – Entities Tied to Sacklers, Who Control OxyContin Maker, Told to Redeem Their Investments,” The Wall Street Journal, March 8, 2019.
8 https://www.sec.gov/Archives/edgar/data/1517401/000089383816000162/sc13dpeakresortsnov2016.htm
9 Rory Held lists his title on LinkedIn as executive vice president but SEC filings from 2016 list him as senior vice president. https://www.linkedin.com/in/rory-held-41a3a32/
10 https://www.sec.gov/Archives/edgar/data/1517401/000151740119000023/skis-20190430x10ka.htm; https://www.sec.gov/Archives/edgar/data/1036141/000089383819000005/sc13gsummerroad1252019.htm
11 In Re: Purdue Pharma, LP, et al., US Bankruptcy Court in the Southern District of New York, Bankruptcy Proceeding No. 19-bk-23649, filed on September 15,2019. See Doc 8178 Notice of Appearance of Counsel filed on November 5, 2025, Doc 8192 Notice of Appearance of Counsel filed on November 6, 2015, and Doc 8390 Notice of Appearance filed on December 11, 2025. https://nationalopioidsettlement.com/wp-content/uploads/2025/11/MSA-Exhibit-X.pdf

•
RRS I: Rory Held was identified as a current and/or former director, manager and/or officer of the “RRS I-way entity in Purdue Pharma L.P. chain of ownership.”[12] RRS I-way entities are entities directly or indirectly owned by persons or trusts associated with the Raymond Sackler family (“RRS”), as distinguished from those directly or indirectly owned by persons or trusts associated with the Mortimer Sackler family (“MDS”).[13] RRS Family I-way entities are identified in the Purdue Chapter 11 Bankruptcy.[14]

•
RRS Family I: Rory Held is identified as a current and/or former director, manager and/or officer of the “RRS I-way entity in Purdue Pharma L.P. chain of ownership.”[15] RRS Family I-way entities are identified in the Purdue Chapter 11 bankruptcy.[16]

•
Crystal Trust: Rory Held is identified as a successor co-trustee of Crystal Trust in Notice of Appearance of Counsel filed on November 5, 2025, for the Purdue Chapter 11 Bankruptcy. The Crystal Trust was formed on September 25, 2017 in Wyoming. The trust’s beneficiaries include Richard Sackler and his heirs.[17]

Crystal Trust’s assets were described in a 412-page exhibit titled Raymond-side International Presentation dated November 22, 2019 attached to a 2021 letter from Robert Finzi, an attorney with Paul, Weiss, Rifkin, Wharton & Garrison LLP working for the Raymond Sackler side of the Sackler family to Representative Carolyn B. Maloney, chairwoman of the Committee on Oversight and Reform for the US House of Representatives.18 The company’s assets were identified as a 100% interest in Crystal Fiduciary Company LLC, a Wyoming limited liability company.19

•
Data Trust: Rory Held is identified as a successor co-trustee of Data Trust in Notice of Appearance of Counsel filed on November 5, 2025, for the Purdue Chapter 11 bankruptcy. Data Trust was formed on November 20, 2018, in Wyoming. The trust’s beneficiaries include Richard Sackler and his heirs.[20] The company’s assets were identified in the above-noted Finzi letter to Representative Maloney as a 100% interest in Data LLC, a Wyoming limited liability company.[21] The special purpose trust was reportedly created to be their “own private trust company and to allow for the passing of ownership on the company to succeeding generations.”[22] The Data Trust was also identified as a RRS Family Trust in records filed in the above-cited Purdue Bankruptcy.[23]

12 See Pages 13-14 in https://nationalopioidsettlement.com/wp-content/uploads/2025/11/MSA-Exhibit-X.pdf
13  Ibid.
14 In Re: Purdue Pharma, LP, et al., US Bankruptcy Court in the Southern District of New York, Bankruptcy Proceeding No. 19-bk-23649, filed on September 15,2019. See Doc 7877 filed on September 19, 2025.Also available at Pages 11-33 in https://nationalopioidsettlement.com/wp-content/uploads/2025/11/MSA-Exhibit-X.pdf
15  See Pages 13-14 in https://nationalopioidsettlement.com/wp-content/uploads/2025/11/MSA-Exhibit-X.pdf
16 In Re: Purdue Pharma, LP, et al., US Bankruptcy Court in the Southern District of New York, Bankruptcy Proceeding No. 19-bk-23649, filed on September 15,2019. See Doc 7877 filed on September 19, 2025
17  https://www.judgeforyourselves.info/wp-content/uploads/2021/04/2021.04.08-Response-from-Side-B-Former-Directors-to-March-11-Letter.pdf
18 Ibid.
19 Ibid.
20 Ibid.
21 Ibid.
22 Ibid.
23 Ibid; https://nationalopioidsettlement.com/wp-content/uploads/2025/11/MSA-Exhibit-X.pdf

Summer Road disclosed its relationship with Data LLC in a Form 13F Institutional Investment Management Holdings Report filed with the SEC in February 2026.24 Data LLC is described as a manager reporting for Summer Road.25

So, What Are These Sackler Trusts and Entities, and Why Were They Formed?

Credible Reporting Establishes that the Sacklers Moved Substantial Portions of Their Salvaged Purdue Pharma Funds into At Least One of the Trusts Where Rory Held Serves as Trustee.

In August 2020, Bloomberg Businessweek published the article, “How the Sacklers Shifted $10.8 Billion of Their Opioid Fortune.”26 The article said that its authors had “spent months” analyzing a trove of documents that helped explain how Purdue – the company at the center of the opioid epidemic – moved money between entities in Luxembourg, the British Virgin Islands, and Delaware between 2008 – after Purdue Pharma pled guilty to misleading the public about the addictive potential of its flagship painkiller, OxyContin, through 2017, before the company filed for Chapter 11 bankruptcy.27

Bloomberg wrote that after tax bills were settled, the bulk of the cash landed in two Delaware companies, Rosebay Medical Co. and Beacon Co. The money from these companies was then moved through trusts to two sides of the Sackler family: The Estate of Richard Sackler and Jonathan Sackler benefited from Rosebay and the Estate of Mortimer D.A. Sackler and his family benefitted from Beacon.

The article reported that the Office of New York State Attorney argued that the Sackler family had moved billions of dollars into trusts to shelter them. Furthermore, in August 2019, the Attorney General subpoenaed at least ten financial institutions “in an effort to establish the Sacklers’ fraud.”28

Bloomberg reported that the subpoenas alleged that a portion of the $4.4 billion shifted by the Sacklers was used for multi-million-dollar real estate transactions, noting that Summer Road – Richard Sackler’s family office and Rory Held’s employer – was calculated to have made $60 million from the sale of Cap 1 LLC’s stake in Peak Resorts in 2019, where Rory Held served on the Board as a Sackler designee.

24 https://www.sec.gov/Archives/edgar/data/1604873/000143774926003737/xslForm13F_X02/primary_doc.xml
25 Ibid.
26 “How the Sacklers Shifted $10.8 Billion of Their Opioid Fortune,” Bloomberg Businessweek, August 26, 2020
27 Ibid.
28 Ibid.

Wealth Advisor published a similar article in September 2020 titled, “How The Billionaire Sackler Family Allegedly Moved Their Opioid Money Around To Preserve Fortune In Midst Of Lawsuits.”29  In addition to what was reported by Bloomberg, Wealth Advisor reported that certain companies were paid a few million each from Purdue in 2012, including Data LLC.

As noted above, Rory Held is a successor co-trustee of Data Trust, which held a 100% interest in Data LLC, as noted in the 2025 Purdue Chapter 11 bankruptcy records.

What All This Means — Rory Held is Not Just the “Investment Professional” Who Summer Road Says He is.

As a Trustee for the Sackler Family Trusts, it is Clear to Us that Rory Held’s Loyalties Belong to the Sacklers, NOT to Ingles Shareholders.

We believe that Summer Road has materially misrepresented Rory Held’s role in the Sackler family web of trusts and other entities, including trusts formed to shield assets derived from the Purdue Pharma bankruptcy.

Summer Road’s assertion that Rory Held “never worked for Purdue Pharma” is misleading because it fails to mention the significant role that he has played in securing and managing the arguably ill-gotten wealth of the Sackler family, derived primarily from Purdue Pharma.

Moreover, not only is Rory Held playing a substantial role managing the assets of the Sackler family, his multiple trustee roles mean that he has a duty of loyalty to the Sackler family.

As lawyers would explain it, if Rory Held were to be elected to the Ingles Board, he would have potentially conflicting fiduciary duties of loyalty to the Sacklers and to Ingles, calling his independence into question. For Summer Road and Rory Held to deny that shows that they are the ones who do not understand public company governance.

So, ask yourself: “Why take the risk of electing a director who is obligated to serve the notorious Sackler family?”

We Believe Rory Held’s Ideas for How Ingles Should Manage its Real Estate Would Be Dangerous to the Value of Your Investment.

Rory Held has claimed that Ingles owns over 1,800 undeveloped acres of real estate. The reality is that Ingles’ 29 undeveloped holdings amount to only about one-third of the acreage that Rory Held claims we own. Some are designated for Ingles’ potential future development; others are smaller parcels designated for sale, ground lease or build-to-suit development. For many grocers, including Ingles, owned real estate provides multiple strategic advantages, including operational control and flexibility, a stronger balance sheet, and the ability to generate significant rental income, which has grown to over $30 million in the past decade.

Summer Road is a “financial engineer.” Its recommendations make clear to us – Summer Road and Rory Held are looking for a quick hit gain at the expense of long-term value creation.

29 https://www.thewealthadvisor.com/article/how-billionaire-sackler-family-allegedly-moved-their-opioid-money-around-preserve-fortune

As we have discussed in some of our other communications with you, it is Summer Road’s kind of narrow financial playbook that is responsible for other previously successful grocery store chains going out of business, like A&P and Winn Dixie, due to the prioritization of capital returns over long-term investment.

Don’t let this happen to Ingles Markets.

Rory Held is not who Summer Road says he is.

We believe his financial engineering ideas would be destructive to Ingles and the value of your shares.

We urge you – protect your investment by voting “FOR” only Rebekah Lowe and Dwight Jacobs on the WHITE proxy card today. Rebekah and Dwight are respected, highly qualified, and independent. They have the credibility and commitment to serve the best interests of all Ingles shareholders.

Sincerely,
The Ingles Board of Directors

If you have any questions or require assistance voting your shares, please call the Company’s proxy solicitor:

MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Call: 1-800-322-2885 (toll-free)
Email: proxy@mackenziepartners.com

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. At March 30, 2026, three of the four stores temporarily closed due to damage sustained in Hurricane Helene remained closed but are expected to reopen in 2026. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit www.ingles-markets.com

Important Additional Information

This communication relates to the solicitation of proxies by Ingles Markets, Incorporated, a North Carolina corporation (the “Company”) in connection with the Company’s 2026 annual meeting of shareholders (the “Annual Meeting”). This is a contested solicitation. On April 1, 2026, the Company filed with the Securities and Exchange Commission (“SEC”) and began mailing to shareholders of record as of March 12, 2026 a definitive proxy statement and WHITE universal proxy card in connection with the Annual Meeting.

BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT, THE WHITE UNIVERSAL PROXY CARD, AND ANY OTHER PROXY MATERIALS FILED BY THE COMPANY WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION.

Shareholders may obtain the Company’s definitive proxy statement, the WHITE universal proxy card, any amendments or supplements thereto, and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov. Copies are also available free of charge on the Company’s investor relations website under the “Corporate” tab at www.ingles-markets.com or by contacting Barbara Arnold at barnold@ingles-markets.com.

The Company, its directors, and certain of its executive officers and employees may be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the identity of these participants and their direct or indirect interests in the solicitation is set forth in the Company’s definitive proxy statement filed with the SEC on April 1, 2026, and may be supplemented in other materials filed with the SEC in connection with the Annual Meeting.

Shareholders are urged to vote “FOR” the Company’s director candidates by using ONLY the Company’s WHITE universal proxy card. Using any other proxy card will revoke prior voting instructions.

Cautionary Note Regarding Forward-Looking Statements

This communication includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement its expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the SEC, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Contacts
Investor Contact
Pat Jackson, Chief Financial Officer
pjackson@ingles-markets.com
(828) 669-2941 (Ext. 223)

Media Contact
Eliza Rothstein / Zach Genirs
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
InglesMedia@joelefrank.com